Exhibit 3.2

PENNSYLVANIA DEPARTMENT OF STATE
BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

☐ Return document by mail to:			Statement of Correction DSCB:15-138 (rev. 7/1/2015) 138

Name

Address

City	State	Zip Code

☒ Return document by email to: tsines@cov.com

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 138 (relating to statement of correction), the undersigned association or other person, desiring to correct an inaccurate, defective or erroneous record, hereby states that:

1.	The name of the association or other person is: TriState Capital Holdings, Inc.

2.	The current registered office address as on file with the Department of State. Complete part (a) OR (b) – not both:

(a)	301 Grant Street, Suite 2700	Pittsburgh	PA	15219	Allegheny
	Number and street	City	State	Zip	County

(b) c/o:
	Name of Commercial Registered Office Provider	County

3.	The statute by or under which the association was formed (or the preceding filing was made, in the case of a filing that does not constitute a part of the public organic record of an association) is: Business Corporation Law of 1988

4.	The inaccuracy or defect to be corrected is (include Department of State form name and date filed):
Delete section (c)(xx) of Exhibit A to the Articles of Amendment-Domestic Corporation (DSCB:15-1915/5915) filed on
March 16, 2018 (Transaction #TOL180316UX1254) and replace it with section (xx) in Exhibit A attached hereto.

5.	Check one of the following:

☒	The portion of the document requiring correction in corrected form is set forth in Exhibit A attached hereto.
☐	The original document to which this statement relates shall be deemed re-executed.
☐	The original document to which this statement relates shall be deemed stricken from the records of the Department.

IN TESTIMONY WHEREOF, the undersigned association or other person has caused this Statement of Correction to be signed by a duly authorized officer thereof or otherwise in its name this 28th day of May      , 2019.

TriState Capital Holdings, Inc.
Name of Association

/s/ David J. Demas
Signature

Chief Financial Officer
Title

Exhibit A

(xx)     “Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period. Notwithstanding the foregoing, in the event that Three-month LIBOR as determined in accordance with this definition is less than zero, Three-month LIBOR for such interest period shall be deemed to be zero.

Notwithstanding the foregoing:

(1)               If the Calculation Agent determines on the relevant dividend determination date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(2)               If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.